Exhibit 10.3

FOLD HOLDINGS, INC.

EXECUTIVE SEVERANCE PLAN

Fold Holdings, Inc., a Delaware corporation (the “Company”), has adopted this Fold Holdings, Inc. Executive Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.

1.
Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings indicated below:

I.1
“Base Salary” means, with respect to any Participant, the Participant’s annual base salary rate in effect immediately prior to a Qualifying Termination, disregarding any reduction which gives rise to Good Reason.

I.2
“Board” means the Board of Directors of the Company.

I.3
“Cash Salary Severance” means the portion of a Participant’s Cash Severance that is based on the Participant’s Base Salary determined in accordance with Exhibit A or Exhibit B attached hereto, as applicable.

I.4
“Cash Severance” means the Cash Salary Severance and, if applicable, the Target Bonus Severance.

I.5
“Cause” means, in respect of a Participant, (i) the definition of “Cause” contained in an effective, written service or employment agreement between the Participant and the Company or a Subsidiary of the Company; or (ii) if no such agreement exists or such agreement does not define Cause, then Cause means: (a) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its Subsidiaries or any material breach of a written agreement between the Participant and the Company or any of its Subsidiaries, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (b) the Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (c) the Participant’s negligence or willful misconduct in the performance of the Participant’s duties or the Participant’s willful or repeated failure or refusal to substantially perform assigned duties; (d) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Participant against the Company or any of its Subsidiaries; or (e) any acts, omissions or statements by the Participant which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its Subsidiaries. The findings and decision of the Administrator with respect to any Cause determination will be final and binding for all purposes.

I.6
“Change in Control” shall have the meaning set forth in the Company’s 2025 Incentive Award Plan, as may be amended from time to time, or any successor equity incentive plan established by the Company; provided that if a Change in Control constitutes a vesting or payment event with respect to any Severance Benefit that provides for the deferral of compensation that is subject to Code Section 409A, to the extent required to avoid the imposition of additional taxes under Code Section 409A, the transaction or event with respect to such Severance Benefit shall only constitute a Change in Control for purposes of

US-DOCS\156936708.5

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the vesting or payment timing of such Severance Benefit if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
I.1
“CIC Protection Period” means the period beginning on and including three months prior to the date on which a Change in Control is consummated and ending on and including the 12-month anniversary of the date on which such Change in Control is consummated.

I.2
“CIC Termination” means (i) during the portion of the CIC Protection Period that occurs prior to the date on which a Change in Control is consummated, a Qualifying Termination that occurs at the request of the acquirer (or its direct or indirect parent entity) in the Change in Control or that is otherwise related to the Change in Control (as determined by the Administrator); and (ii) during the portion of the CIC Protection Period that occurs on or after the date on which a Change in Control is consummated, any Qualifying Termination. For the avoidance of doubt, a Participant’s Qualifying Termination during the portion of the CIC Protection Period that occurs prior to the date on which a Change in Control is consummated and that does not satisfy clause (i) of the preceding sentence shall constitute a Qualifying Termination for purposes of the Plan but shall not constitute a CIC Termination.

I.3
“Claimant” shall have the meaning set forth in Exhibit C attached hereto.

I.4
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

I.5
“COBRA Benefits” shall have the meaning set forth in Section 4.2(b) hereof.

I.6
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

I.7
“Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.

I.8
“Date of Termination” means the effective date of the termination of the Participant’s employment with the Company or its Subsidiaries.

I.9
“Employee” means an individual who is an employee (within the meaning of Code Section 3401(c)) of the Company or any of its Subsidiaries.

I.10
“Equity Acceleration” shall have the meaning set forth in Section 4.3(c) hereof.

I.11
“Equity Award” means an equity or equity-based award granted by the Company covering shares of common stock of the Company.

I.12
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

I.13
“Excise Tax” shall have the meaning set forth in Section 7.1 hereof.

I.14
“Good Reason” means, with respect to any Participant, the occurrence of one or more of the following events, without the Participant’s written consent: (i) a material diminution in the Participant’s duties, responsibilities, authority or title (other than any change made solely as the result of the Company (and its Subsidiaries) becoming a subsidiary, division or business unit of a larger company following a Change in Control so long as the Participant retains substantially the same duties and responsibilities at such subsidiary, division or business unit), (ii) the Company (or its Subsidiary) relocates the Participant’s principal place of employment to a location that is greater than 50 miles from the Participant’s place of employment as of the date on which he or she becomes a Participant in the Plan (other than a relocation that reduces the Participant’s one-way commute), or (iii) a material diminution in the Participant’s Base Salary or Target Bonus, except in connection with proportionate across-the-board salary reductions (and corresponding target bonus deductions) imposed on substantially all of the Company’s (or its Subsidiary’s) similarly-situated employees. Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (x) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances alleged by the Participant to constitute Good Reason within 30 days following the date of the occurrence of the event constituting Good Reason, (y) the Company fails to cure the same (to the extent capable of cure) within 30 days following its receipt of such notice and (z) the effective date of the Participant’s termination for Good Reason occurs no later than 30 days after the expiration of the Company’s cure period.

I.15
“Independent Advisors” shall have the meaning set forth in Section 7.2 hereof.

I.16
“Non-U.S. Participant” shall have the meaning set forth in Section 4.5 hereof.

I.17
“Participant” means each Employee with a title of Vice President or higher, or who otherwise is in a key management position, in each case, who is selected by the Administrator (or designee thereof in accordance with Section 3 hereof) to participate in the Plan and is provided with (and, if applicable, countersigns) a Participation Notice in accordance with Section 13.2 hereof, other than any Employee who, at the time of his or her termination of employment, is covered by a plan or agreement with the Company or a Subsidiary that provides for cash severance or termination benefits. For the avoidance of doubt, retention bonus payments, change in control bonus payments and other similar payments shall not constitute “cash severance” for purposes of this definition.

I.18
“Participation Notice” shall have the meaning set forth in Section 13.2 hereof.

I.19
“Performance-Based Equity Award” means an Equity Award which vests based on the satisfaction of performance goals.

I.20
“Qualifying Termination” means (i) with respect to any Tier 1 Participant or Tier 2 Participant, a termination of the Participant’s employment with the Company or a Subsidiary, as applicable, (a) by the Company or a Subsidiary, as applicable, without Cause or (b) by the Participant for Good Reason, and (ii) with respect to any Tier 3 Participant, a termination of the Participant’s employment with the Company or a Subsidiary, as applicable, by the Company or a Subsidiary, as applicable, without Cause. Notwithstanding anything contained herein, in no event shall a Participant be deemed to have experienced a Qualifying Termination (a) if such Participant is offered and/or accepts a comparable employment position with the Company or any Subsidiary, or (b) if in connection with a Change in Control or any other corporate transaction or sale of assets involving the Company or any Subsidiary, such Participant is offered and accepts a comparable employment position with the successor or purchaser entity (or an affiliate thereof), as applicable. A Qualifying Termination shall not include a termination due to the Participant’s death or disability.

I.21
“Release” shall have the meaning set forth in Section 4.4 hereof.

I.22
“Severance Benefits” means, collectively, the Cash Severance, COBRA Benefits and Equity Acceleration to which a Participant may become entitled pursuant to the Plan.

I.23
“Severance Classification” means, with respect to any Participant, his or her designation as a “Tier 1”, “Tier 2” or “Tier 3” Participant in the Plan.

I.24
“Severance Period” means, with respect to any Participant, the number of months following the Participant’s Date of Termination during which the Participant is entitled to the Cash Salary Severance and COBRA Benefits, as determined in accordance with Exhibit A or Exhibit B, as applicable, attached hereto (based on the Participant’s Severance Classification).

I.25
“Statutory Severance” shall have the meaning set forth in Section 4.5 hereof.

I.26
“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

I.27
“Target Bonus” means, with respect to any Participant, the Participant’s target annual cash performance bonus, if any, for the Company fiscal year in which the Date of Termination occurs. For clarity, if the Participant is not eligible to receive an annual cash performance bonus, such Participant’s Target Bonus shall equal zero.

I.28
“Target Bonus Severance” means the portion of a Participant’s Cash Severance that is based on the Participant’s Target Bonus, determined in accordance with Exhibit B attached hereto.

I.29
“Total Payments” shall have the meaning set forth in Section 7.1 hereof.

2.
Effectiveness of the Plan; Notification. The Plan initially became effective on February 14, 2025 (the “Effective Date”). The amendment and restatement of the Plan herein was approved by the Administrator (i.e., the Compensation Committee of the Board) on [June 27, 2025], effective as of the Effective Date. The Administrator shall, pursuant to a Participation Notice, notify each Participant that such Participant has been selected to participate in the Plan and of such Participant’s Severance Classification.

3.
Administration. The Plan shall be interpreted, administered and operated by the Committee (the “Administrator”), which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate other than to any Participant in the Plan. All decisions, interpretations and other actions of the Administrator (including with respect to whether a Qualifying Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan.

4.
Severance Benefits.

4.1
Eligibility. Each Employee who qualifies as a Participant and who experiences a Qualifying Termination is eligible to receive Severance Benefits under the Plan.

4.2
Qualifying Termination Payment. In the event that a Participant experiences a Qualifying Termination (other than a CIC Termination), then, subject to Section 6 hereof and the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan, the Company shall pay or provide to the Participant the following Severance Benefits:

(a)
Cash Salary Severance. The Company shall pay to the Participant an amount in cash equal to the Participant’s Cash Salary Severance as determined in accordance with Exhibit A attached hereto (based on the Participant’s Severance Classification). The Cash Salary Severance (as set forth on Exhibit A) shall be paid to the Participant in accordance with the Company’s usual payroll periods during the Severance Period (as set forth on Exhibit A and based on the Participant’s Severance Classification) commencing on the Date of Termination; provided, that no such payments shall be made prior to the date on which the Release becomes effective and irrevocable and, if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, no payments under this Section 4.2(a) shall be made prior to the beginning of the second such calendar year (and any such payments otherwise payable prior thereto (if any) shall instead be paid on the first regularly scheduled Company payroll date in the second such calendar year).

(b)
COBRA Benefits. Subject to the requirements of the Code, if the Participant properly elects health care continuation coverage under the Company’s group health plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for the Participant’s and the Participant’s covered dependents coverage under its group health plans (at the same benefit levels and same cost to the Participant as would have applied if the Participant’s employment had not been terminated based on the Participant’s elections in effect on the Date of Termination) until the earlier of the end of the month during which the Participant’s Severance Period (as determined in accordance with Exhibit A attached hereto (based on the Participant’s Severance Classification)) ends or the date the Participant becomes eligible for healthcare coverage under a subsequent employer’s health plan (the “COBRA Benefits”). Notwithstanding the foregoing, (i) if any plan pursuant to which such COBRA Benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy or reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the Severance Period (or the remaining portion thereof).

(c)
Equity Award Treatment. Each outstanding Equity Award which is held by the Participant as of the Date of Termination shall be treated in accordance with the terms of the applicable Company equity plan and award agreement governing the Equity Award.

1.1
CIC Termination Payment. In the event that a Participant experiences a CIC Termination, then, subject to Section 6 hereof and the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan, then the Company shall pay or provide to the Participant the following Severance Benefits:

(a)
Cash Salary Severance; COBRA Benefits. The Company shall pay or provide to the Participant, as applicable, the Severance Benefits set forth in Sections 4.2(a) and (b) hereof (and subject to the Release requirement therein); provided, however, that the amount of the Cash Salary Severance and (for purposes of the COBRA Benefits) the Severance Period shall be determined in accordance with Exhibit

B attached hereto (instead of in accordance with Exhibit A) based on the Participant’s Severance Classification and any Cash Salary Severance set forth in Exhibit B will be paid in a single lump-sum on the later of the 60th day following the Date of Termination and the date of the Change in Control; provided further, that if Cash Salary Severance payments set forth in Exhibit A have commenced under Section 4.2(a) prior to the consummation of the Change in Control, then the excess of the Cash Salary Severance payments set forth in Exhibit B over the actual aggregate amount of the Cash Salary Severance paid to the Participant under Section 4.2(a) prior to the consummation of such Change in Control shall be paid to the Participant in a lump-sum on the date on which the Change in Control is consummated (and, for clarity, no further Cash Salary Severance payments shall be made to the Participant under Section 4.2(a));

(b)
Target Bonus Severance. The Company shall pay to the Participant an amount equal to the Participant’s Target Bonus Severance (as set forth on Exhibit B), in a lump-sum cash payment on the later of the 60th day following the Date of Termination and the date of the Change in Control; provided, that such payment shall not be made prior to the date on which the Release becomes effective and irrevocable and, if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, such payment shall be made in the second such calendar year; and

(c)
Equity Award Treatment. Except to the extent that the applicable Company equity plan or award agreement governing an Equity Award provides for different treatment upon a CIC Termination (in which case the terms of such Company equity plan or award agreement shall govern the treatment of such Equity Award), each outstanding and unvested Equity Award which is held by the Participant as of the Date of Termination shall vest (and, if applicable, become exercisable) in full on the date on which the Release becomes effective and irrevocable, with any performance goals applicable to any Performance-Based Equity Award that have not been satisfied as of the Date of Termination deemed achieved at target performance (the “Equity Acceleration”). For clarity, in the event the CIC Termination occurs prior to a Change in Control, then upon the Participant’s CIC Termination, each outstanding and unvested Equity Award held by the Participant as of the Date of Termination shall remain outstanding and eligible to vest in full in accordance with this Section 4.3(c) on the date on which the Release becomes effective and irrevocable or, if later, upon a Change in Control that is consummated within three months following the Date of Termination and, if a Change in Control does not occur within three (3) months after the Date of Termination, then the terms of the applicable Company equity plan and award agreement governing the treatment of the Equity Award upon a Qualifying Termination will apply to such Equity Award on the three (3)-month anniversary of the Date of Termination.

1.2
Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless he or she executes a general release of claims in a form prescribed by the Company (the “Release”) within 21 days (or 45 days if necessary to comply with applicable law) after being presented with such Release on or around the Date of Termination and, if he or she is entitled to a post-signing revocation period under applicable law, does not revoke such Release during such revocation period.

1.3
Non-U.S. Participants. Notwithstanding anything in the Plan to the contrary, any Participant that resides outside of the United States (each, a “Non-U.S. Participant”) and is entitled to receive severance, notice or similar termination payments and/or benefits under the laws of the Participant’s country of residence upon the Participant’s termination of employment with the Company and its Subsidiaries (collectively, “Statutory Severance”) and that becomes eligible to receive Severance Benefits under the Plan shall be entitled to receive either (a) the payments and benefits described in Section 4.2 or 4.3 above, as applicable, or (b) such Non-U.S. Participant’s Statutory Severance, whichever is greater.

1.4
Payments. Notwithstanding anything herein to the contrary, any Severance Benefits to be paid or provided under Section 4.2 or 4.3 above may be paid or provided by the Company or any of its Subsidiaries.

2.
Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.

3.
Section 409A.

3.1
General. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

3.2
Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.

3.3
Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

3.4
Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

3.5
Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.
Limitation on Payments.

4.1
Best Pay Cap. Notwithstanding any other provision of the Plan, in the event that any payment or benefit received or to be received by a Participant (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in any other plan, arrangement or agreement, the Cash Severance benefits under the Plan shall first be reduced, and any non-cash Severance Benefits hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

4.2
Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which the Participant has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).

5.
No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.

6.
Successors.

6.1
Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan.

6.2
Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.

7.
Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company or to such other address as the Participant may have furnished to the Company in writing in accordance herewith and, if to the Company, to such address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.

8.
Claims Procedure; Arbitration.

8.1
Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any Claimant believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator consents otherwise in writing. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under Section 11.2 hereof.

8.2
Claims Procedure. The Administrator has adopted procedures for considering claims (which are set forth in Exhibit C attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

9.
Covenants.

9.1
Restrictive Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, non-solicitation, non-competition, non-disparagement) contained in any other written agreement between the Participant and the Company and/or any Subsidiary, as in effect on the date of the Participant’s Qualifying Termination.

9.2
Return of Property. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon the Participant’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.

10.
Miscellaneous.

10.1
Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Notice issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any Subsidiary, on the other hand, with respect to the subject matter hereof. Severance Benefits payable under the Plan are not intended to duplicate any other severance benefits payable to a Participant by the Company. By participating in the Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any Subsidiary, on the other hand, with respect to the subject matter hereof (including, for clarity, provisions of any offer letter or employment or similar agreement providing such Participant with severance payments and/or benefits upon termination of such Participant’s employment with the Company or any Subsidiary) is hereby revoked and ineffective with respect to the Participant and the Participant shall not be entitled to receive any severance payments or benefits pursuant to any such agreement, arrangement or understanding.

10.2
Participation Notices. The Administrator shall have the authority, in its sole discretion, to select Employees to participate in the Plan and to provide written notice to any such Employee that he or she is a Participant in, and eligible to receive Severance Benefits under, the Plan (a “Participation Notice”) at or any time prior to his or her termination of employment.

10.3
No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any Participant any right to continue as an employee of the Company or any Subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.

10.4
Termination and Amendment of Plan. Prior to the consummation of a Change in Control, the Plan may be amended, suspended or terminated by the Administrator at any time and from time to time, in its sole discretion; provided that any such amendment that would materially and adversely affect Participant rights under the Plan will be effective no earlier than the six-month anniversary of the date that such amendment is approved. Notwithstanding the foregoing, during the 12-month period following the consummation of a Change in Control, the Plan may not be amended or terminated except with the prior written consent of each Participant who would be materially and adversely affected by such amendment or termination. After the expiration of such 12-month period, the Plan may again be amended or terminated by the Administrator at any time and from time to time, in its sole discretion, subject to the first sentence of this Section 13.4 (and provided that no such amendment or termination shall adversely affect the rights of any Participant who has experienced a Qualifying Termination on or prior to such amendment or termination).

10.5
Survival. Section 7 (Limitation on Payments), Section 11 (Claims Procedure; Arbitration) and Section 12 (Covenants) hereof shall survive the termination or expiration of the Plan and shall continue in effect.

10.6
Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any Subsidiary employer, as applicable.

10.7
Withholding. The Company and the Subsidiaries shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.

10.8
Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

10.9
Applicable Law. The Plan is intended to be an unfunded “top hat” plan that is maintained primarily to provide severance benefits to “a select group of management or highly compensated employees” within the meaning of U.S. Department of Labor Regulation Section 2520.104-24. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the requirements of a plan constituting a “severance pay plan” within the meaning of U.S. Department of Labor Regulation Section 2510.3-2(b), and the Plan shall be interpreted, administered, and enforced as such in accordance with ERISA. This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan. To the extent that state law is applicable, the statutes and common law of the State of Delaware, excluding any that mandate the use of another jurisdiction’s laws, will apply.

10.10
Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

10.11
Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

10.12
Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.

10.13
Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

* * * * *

Exhibit A

CALCULATION OF NON-CHANGE IN CONTROL SEVERANCE AMOUNTS

Severance Classification	Cash Salary Severance	Severance Period
Tier 1	12 months of Base Salary	12 months
Tier 2	9 months of Base Salary	9 months
Tier 3	6 months of Base Salary	6 months

Exh. A-1

Exhibit B

CALCULATION OF CHANGE IN CONTROL SEVERANCE AMOUNTS

Severance Classification	Cash Severance	Severance Period (for purposes of COBRA Benefits)
Tier 1	1. Cash Salary Severance: 18 months of Base Salary 2. Target Bonus Severance: 150% of Target Bonus	18 months
Tier 2	1. Cash Salary Severance: 12 months of Base Salary 2. Target Bonus Severance: 100% of Target Bonus	12 months
Tier 3	1. Cash Salary Severance: 9 months of Base Salary 2. Target Bonus Severance: 75% of Target Bonus	9 months

Exh. B-1

EXHIBIT C

DETAILED CLAIMS PROCEDURES

Section 1.1. Claim Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall have the right to delegate its duties under this Exhibit and all references to the Administrator shall be a reference to any such delegate, as well. The Administrator shall make all determinations as to the rights of any Participant, beneficiary, alternate payee or other person who makes a claim for benefits under the Plan (each, a “Claimant”). A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. A Claimant who asserts a right to any benefit under the Plan that he or she has not received, in whole or in part, must file a written claim with the Administrator. All written claims shall be submitted to Victoria Cooper, People Manager at people@foldapp.com or 11201 N Tatum Blvd, Ste 300 #42035, Phoenix, AZ 85028-6039.

(a) Regular Claims Procedure. The claims procedure in this subsection (a) shall apply to all claims for Plan benefits.

(1) Timing of Denial. If the Administrator denies a claim in whole or in part (an “adverse benefit determination”), then the Administrator will provide notice of the decision to the Claimant within a reasonable period of time, not to exceed 90 days after the Administrator receives the claim, unless the Administrator determines that any extension of time for processing is required. In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial 90-day review period. The extension will not exceed a period of 90 days from the end of the initial 90-day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the benefit decision.

(2) Denial Notice. The Administrator shall provide every Claimant who is denied a claim for benefits with a written or electronic notice of its decision. The notice will set forth, in a manner to be understood by the Claimant:

i.
the specific reason or reasons for the adverse benefit determination;

ii.
reference to the specific Plan provisions on which the determination is based;

iii.
a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and

iv.
an explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.

(3) Appeal of Denial. The Claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within 60 days of receiving notice of the denial of the claim. The Claimant:

i.
may submit written comments, documents, records and other information relating to the claim for benefits;

Exh. C-1

ii.
will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and
iii.
will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.

(4) Decision on Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. The Administrator holds regularly scheduled meetings at least quarterly. The Administrator shall make a benefit determination no later than the date of the regularly scheduled meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second regularly scheduled meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third regularly scheduled meeting of the Administrator following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the Administrator shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Administrator generally cannot extend the review period any further unless the Claimant voluntarily agrees to a longer extension. The Administrator shall notify the Claimant of the benefit determination as soon as possible but not later than five days after it has been made.

(5) Notice of Determination on Appeal. The Administrator shall provide the Claimant with written or electronic notification of its benefit determination on review. In the case of an adverse benefit determination, the notice shall set forth, in a manner intended to be understood by the Claimant:

i.
the specific reason or reasons for the adverse benefit determination;
ii.
reference to the specific Plan provisions on which the adverse benefit determination is based;
iii.
a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
iv.
a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures; and
v.
a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(b) Exhaustion; Judicial Proceedings. No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. Any such judicial proceeding must be filed by the earlier of: (x) one year after the Administrator’s final decision regarding the claim appeal or (y) one year after the Participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding.

Exh. C-2

(c) Administrator’s Decision is Binding. Benefits under the Plan shall be paid only if the Administrator decides in its sole discretion that a Claimant is entitled to them. In determining claims for benefits, the Administrator has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. Subject to applicable law, any decision made in accordance with the above claims procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.

Exh. C-3